FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES PLANS TO LIST ON THE NEW YORK STOCK EXCHANGE

San Antonio, Texas (June 2, 2014) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today that it has been cleared to submit a listing application to the NYSE MKT. The Company’s ability to become listed on the NYSE MKT is subject to, among other items, maintaining a minimum market price for its common stock for a sufficient period of time as determined by the NYSE MKT.

In an effort to meet the NYSE MKT’s minimum market price requirement and gain exposure to a much broader audience of institutional and retail investors, EnerJex’s Board of Directors unanimously approved a one-for-fifteen reverse stock split effective after the market close on May 30, 2014. This reverse stock split was approved by shareholders at the Company’s 2013 annual meeting, and will take effect with trading beginning on Monday, June 2, 2014.

A number of factors were considered by EnerJex’s Board prior to making this decision, including the expectation that this reverse stock split will facilitate the listing of Enerjex's common stock for trading on the NYSE MKT. The Board believes that listing on the NYSE MKT will improve the liquidity of EnerJex’s stock and increase the chances that its trading price will more accurately reflect the underlying value that the Board believes to exist. In addition, the Board believes that listing on the NYSE MKT will enhance the Company’s business development opportunities and improve its access to capital at favorable terms.

In considering the impact of the reverse stock split upon the possible trading range of EnerJex's common stock, the Board took into account among other factors, the experience of three other companies that underwent a reverse stock split since the beginning of 2013 in order to qualify for listing on the NYSE MKT. The chart below shows the changes in trading volume and share price experienced by such companies during the 30 and 90 trading days immediately subsequent to such reverse stock splits becoming effective. This chart does not take every factor into consideration, and there can be no assurance of what impact, if any, this reverse stock split or the planned listing on the NYSE MKT may have on the Company’s trading volume and share price.

Company	30 Day Price Change	90 Day Price Change	30 Day Volume Change	90 Day Volume Change
Company 1	+28%	+25%	+353%	+559%
Company 2	+12%	+19%	+180%	+128%
Company 3	-8%	+75%	+45%	+299%
Average	+11%	+40%	+192%	+329%

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

For the interim period, EnerJex’s shares of common stock will continue to trade on the OTCQB market under the symbol ENRJD, with the "D" temporarily added to signify that the reverse stock split has occcured. A new CUSIP number has been assigned to the Company’s common stock as a result of the reverse stock split, and EnerJex now has approximately 7.3 million common shares outstanding. Information letters will be sent to all shareholders of record by EnerJex’s transfer agent, Standard Registrar and Transfer Company, and additional information about the reverse stock split can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “EnerJex has earned the ability to be on a larger stage, and I believe this transaction will prove to be rewarding for shareholders.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering nearly 100,000 net acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM